SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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COMPUTER HORIZONS CORP.

(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II L.P., SERIES R

CRESCENDO INVESTMENTS II, LLC

ERIC ROSENFELD

F. ANNETTE SCOTT FLORIDA TRUST

RICHARD L. SCOTT FLORIDA TRUST

SCOTT FAMILY FLORIDA PARTNERSHIP TRUST

RICHARD L. SCOTT INVESTMENTS, LLC

RICHARD L. SCOTT

STEPHEN T. BRAUN

KARL L. MEYER

ROBERT F. WALTERS

FRANK J. TANKI

WILLEM VAN RIJN

THE COMPUTER HORIZONS FULL VALUE COMMITTEE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Computer Horizons Full Value Committee (the "Committee"), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies to remove and replace the existing Board of Directors of Computer Horizons Corp. (the "Company") at a special meeting of shareholders scheduled to be held on October 11, 2005.

Item 1: The Committee delivered the following letter to the shareholders of the Company.

AN IMPORTANT MESSAGE FROM

THE COMPUTER HORIZONS FULL VALUE COMMITTEE

WITH YOUR SUPPORT WE HAVE

DEFEATED THE MERGER WITH ANALYSTS INTERNATIONAL

OUR JOB IS NOT DONE!

NOW WE URGE ALL SHAREHOLDERS TO ELECT A NEW BOARD

DEDICATED TO MAXIMIZING SHAREHOLDER VALUE

BY VOTING THE ENCLOSED BLUE PROXY CARD TODAY!

September 15, 2005

Dear Fellow Computer Horizons Shareholders:

As you may already know, thanks to your support, our campaign to defeat Computer Horizons’ proposed merger with Analysts International was successful. Our job is not done! Now we are seeking your support to replace the current Board of Directors with a new Board dedicated to maximizing value for all shareholders. We hope that you agree with us that a return to the status quo is unacceptable. We urge you to vote the enclosed BLUE proxy card to remove the current directors and replace them with our highly qualified director nominees. Since there is little time until the special meeting of shareholders scheduled for October 11, 2005, please sign, date and return the enclosed BLUE proxy card today.

During our campaign against the proposed merger with Analysts International, we detailed the reasons for our opposition to what we, and the majority of our fellow shareholders who voted at the last special meeting, regarded as an ill-advised merger. We believe that the proposed merger with Analysts International is not the only reason to call for the immediate replacement of the current Board. Shareholders should also consider the dismal share price performance, the poor financial performance, the lack of communication of a consistent strategic vision, the lack of financial control highlighted by the recent accounting error and the Board’s track record of making decisions that are not in the best interests of shareholders. Examples of such decisions include:

•	The proposed merger with Analysts International which was rejected by the shareholders,
•	Agreeing to approximately $13.9 million in change of control and SERP payments,
•	Spending $6.4 million in order to reject the $5 Aquent bid approximately two years ago,
•	A history of poor acquisitions resulting in write-downs and impairments, and
•	Poor allocation of capital (i.e., the Company should have used its overcapitalized balance sheet to buy back its undervalued shares).

We believe that the lack of Company ownership by management and the Board distorts their incentive structure and has been a factor contributing to this history of poor management and performance.

Dismal Share Price Performance

The purest manifestation of the Board’s poor performance is Computer Horizons’ dismal share price performance. Management’s proxy statement for the special meeting contains a performance graph that compares the Company’s share price performance to that of its peers during the past five full fiscal years, as required by applicable law. As illustrated in the performance table, during the period from January 1, 2000 to December 31, 2004, an investment in Computer Horizons would have lost a stunning 76% of its value. On December 31, 2004, the last day of this period, the share price closed at $3.81 per share. On September 14, 2005, the share price closed at $4.08 per share. We believe the Board should be held accountable for this unacceptable share price performance.

Poor Financial Performance and an Accounting Error

We believe Computer Horizons’ financial performance over the past several years is unacceptable. We are most troubled by Computer Horizons’ inability to generate annual profits during each of the past five fiscal years. From 2000 to 2004, the Company has instead suffered an aggregate net loss of over $150 million. Additionally, during this period its book value has decreased by nearly 52% from $262.65 million on December 31, 1999 to $125.8 million on December 31, 2004 (from approximately $8.37 per share to $4.05 per share). We believe the Computer Horizons Board should be held accountable for these continued losses.

Adding to our concern is the fact that, in October 2004, Computer Horizons first disclosed an accounting error pertaining to the incorrect adjustment of consulting costs relating to inter-company transactions with its Canadian subsidiary. According to the Company, this error caused an understatement of consultant costs, aggregating approximately $5 million on a pre-tax basis, in the Company’s consolidated income statements since the second quarter of 2003. As a result of this serious error, the Company’s operating results during the five quarterly periods beginning with the second quarter ended June 30, 2003 and ending with the second quarter ended June 30, 2004 were overstated by approximately $3.3 million, net of tax, or $0.11 per share. We believe the Computer Horizons Board should be held responsible for this accounting error.

Lack of Consistent Strategic Vision

As recently as October 8, 2004, management was explaining in conference calls its intention to transition Computer Horizons away from the lower-margin staffing business towards the higher-margin solutions business. However, shortly thereafter, management announced that it had entered into a merger agreement with Analysts International, which generates 72% of its revenue from the staffing business. While the negative market reaction to the announcement clearly indicated that shareholders did not approve of this dramatic shift from the Company’s stated strategy, management spent too much time and too much of your money trying to convince shareholders that the proposed merger was consistent with its strategy. We believe that Computer Horizons needs a Board that will implement a sound, consistent business strategy that maximizes the potential of the higher-margin Chimes and Federal businesses.

Lack of Management and Director Ownership of Shares

As the beneficial owners of an aggregate of 3,226,600 shares, or approximately 10.3% of the shares outstanding, the members of the Full Value Committee have a significant investment at stake. Based on information contained in management’s proxy statement for the special meeting, the members of the Board and management collectively own less than 1% of the shares outright. We believe that the lack of significant actual ownership of shares by the Board and management contributes to their lack of commitment to maximizing the value of the shares and results in actions being taken by Computer Horizons that are not in the best interests of the shareholders.

ELECT A NEW BOARD FOCUSED ON MAXIMIZING SHAREHOLDER VALUE

We have carefully chosen five highly qualified nominees with a complete set of financial and operational skills coupled with significant experience in professional services and information technology to replace the existing Board of Computer Horizons.

•

Eric Rosenfeld has 25 years of financial, M&A, and transactional experience. He has been on the boards of eight companies over the last six years and has broad and significant business experience in the technology industry. During the past four years he has successfully sold three companies and he currently sits on the board of four other companies.

•

Karl Meyer has been a business operator for more than 25 years with significant M&A experience. He was elected as a director of Computer Horizons in 2003 as a result of a proxy contest before the current board refused to re-nominate him following his one year tenure. He will allow us to immediately gain some insights into the operations of the Company.

•

Robert Walters has spent his career in information technology and professional service firms, building strategic partnerships with companies such as Oracle, CTG, IMR Global (now CGI), Accenture and IBM Global services and most recently managing an information technology staff of over 1,300 employees and an annual technology investment of $350 million.

•

Frank Tanki is a financial and accounting expert with 36 years of experience at Coopers & Lybrand (PriceWaterhouseCoopers). He has experience working with companies such as AT&T, Lucent, Lexmark and Nabisco.

•

Willem van Rijn has been involved in technology services for most of his career including the management of professional services and operations businesses globally, ranging in size from 1,500 to 2,500 employees.

We believe our nominees would effectively improve the quality of management oversight by the Board. Our nominees are committed to vigorously exercising their fiduciary duties for the benefit of all shareholders. If elected, our nominees would immediately focus on overseeing the management of the Company for optimal profitability while at the same time they would hire an investment banking firm to assist in the review of all strategic alternatives available to maximize shareholder value. Those alternatives include, but are not limited to:

•	Selling the entire Company by means of a merger, tender offer or otherwise to the highest bidder,

•	Divesting or spinning-off all the assets of the Company on a tax efficient basis,

•	Continuing to operate the Company’s core assets and divesting or spinning-off its non-core assets,

•	Maximizing the Company’s profitability by cutting costs, pursuing internal growth and/or using its excess cash to repurchase its undervalued shares.

WHO HAS THE MOST INCENTIVE TO MAXIMIZE SHAREHOLDER VALUE?

THE CURRENT BOARD WITH LITTLE STOCK OWNERSHIP OR THE FULL VALUE COMMITTEE WITH MORE THAN 10% OF THE SHARES OUTSTANDING?

As significant shareholders of Computer Horizons, we share with all of you an interest in having a Board of Directors focused on creating value. With our five nominees, we have assembled a team that is qualified and capable of protecting and enhancing value for all Computer Horizons shareholders. We hope that you agree with us and that you will vote for much needed change at Computer Horizons by signing, dating and returning the enclosed BLUE proxy card today. We encourage all shareholders to discard any proxy materials you may receive from Computer Horizons and to vote only the enclosed BLUE proxy card. And remember, you can still change your vote even if you have already voted management’s proxy card by returning the BLUE proxy card – only the latest dated proxy card you return will be counted.

If you have any questions, or need assistance in filling out your BLUE proxy card, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

Sincerely

Eric Rosenfeld

The Computer Horizons Full Value Committee

Item 2: On September 15, 2005, the Committee issued the following press release.

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE COMPUTER HORIZONS FULL VALUE COMMITTEE COMMENCES SOLICITATION TO REPLACE INCUMBENT BOARD OF DIRECTORS AT

SPECIAL MEETING SCHEDULED FOR OCTOBER 11, 2005

Urges Shareholders To Vote For Nominees Dedicated To Maximizing Shareholder Value

New York, NY, September 15, 2005 – The Computer Horizons Full Value Committee today announced that it has mailed proxy materials to shareholders of Computer Horizons Corp. (NASDAQ:CHRZ) to be used to replace the incumbent Board of Directors with a new Board at the special meeting of shareholders scheduled for October 11, 2005. The Committee successfully solicited proxies to defeat the current Board’s proposed merger with Analysts International (NASDAQ:ANLY) at the Company’s last special meeting held on September 2.

Speaking on behalf of the Committee, Eric Rosenfeld, President of Crescendo Partners, explained, “At the last special meeting, we believe Computer Horizons’ shareholders expressed their lack of confidence in the current Board by defeating the proposed merger with Analysts International. Now that we have defeated what we, and the majority of our fellow shareholders who voted at the meeting, regarded as an ill-advised merger, it is time to take the next step towards maximizing shareholder value by electing a Board whose interests are aligned with those of the Company’s shareholders.” Mr. Rosenfeld continued, “We have carefully chosen five highly qualified nominees with a complete set of financial and operational skills coupled with significant experience in professional services and information technology to replace the existing Board of Computer Horizons. If elected, our nominees would immediately focus on overseeing the management of the Company for optimal profitability while at the same time they would hire an investment banking firm to assist in the review of all strategic alternatives available to maximize shareholder value. Those alternatives include, but are not limited to:

•	Selling the entire Company by means of a merger, tender offer or otherwise to the highest bidder,
•	Divesting or spinning-off all assets of the Company on a tax efficient basis,
•	Continuing to operate the Company’s core assets and divesting or spinning-off its non-core assets,
•	Maximizing the Company’s profitability by cutting costs, pursuing internal growth and/or using its excess cash to repurchase its undervalued shares.

We ask all our fellow shareholders to continue the progress we have made towards enhancing shareholder value by voting their BLUE proxy card as soon as possible.”

The Committee has retained MacKenzie Partners, Inc. to assist with the solicitation of proxies. Shareholders can call MacKenzie Partners at (800) 322-2885 with questions or assistance in voting the BLUE proxy card.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

The Computer Horizons Full Value Committee (the “Committee”), together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes to remove and replace the Company’s existing Board of Directors at a special meeting of shareholders scheduled to be held on October 11, 2005 (the “Special Meeting”).

THE COMMITTEE ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE SPECIAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE CRESCENDO PARTNERS II L.P., SERIES R, CRESCENDO INVESTMENTS II, LLC, ERIC ROSENFELD, F. ANNETTE SCOTT FLORIDA TRUST, RICHARD L. SCOTT FLORIDA TRUST, SCOTT FAMILY FLORIDA PARTNERSHIP TRUST, RICHARD L. SCOTT INVESTMENTS, LLC, RICHARD L. SCOTT, STEPHEN T. BRAUN, KARL L. MEYER, ROBERT F. WALTERS, FRANK J. TANKI, WILLEM VAN RIJN AND THE COMPUTER HORIZONS FULL VALUE COMMITTEE (THE “PARTICIPANTS”). INFORMATION REGARDING THE

PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THEIR SCHEDULE 13D JOINTLY FILED WITH THE SEC ON JULY 22, 2005, AS SUBSEQUENTLY AMENDED ON JULY 27, 2005, AUGUST 19, 2005 AND SEPTEMBER 2, 2005.